Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements (“pro forma financial statements”) of Consolidated Communications Holdings, Inc. (“Consolidated”) and SureWest Communications (“SureWest”) have been prepared to reflect Consolidated’s acquisition of SureWest (the “Merger”), as more fully described in Note 1 to the pro forma financial statements, based on the purchase method of accounting.  The pro forma financial statements utilize the historical consolidated financial statements of Consolidated and SureWest. The historical consolidated financial statements have been adjusted to give effect to pro forma events that are directly attributable to the Merger and factually supportable and, in the case of the statements of operations, that are expected to have a continuing impact. The unaudited pro forma condensed combined statements of operations, which has been prepared for the six months ended June 30, 2012 and the year ended December 31, 2011, gives effect to the Merger as if it had occurred on January 1, 2011. The unaudited pro forma condensed combined balance sheet has been prepared as of June 30, 2012 and gives effect to the Merger as if it had occurred on that date.

As of the date hereof, Consolidated has not finalized the detailed valuation studies necessary to arrive at the required fair market value of the SureWest assets to be acquired and the liabilities to be assumed and the related allocations of the purchase price.  As indicated in Note 1 to the pro forma financial statements, Consolidated has made certain pro forma adjustments to the historical book values of the assets and liabilities of SureWest to reflect certain preliminary estimates of the fair value of the net assets acquired, with the excess of the estimated purchase price over the estimated fair values of SureWest’s acquired assets and assumed liabilities recorded as goodwill. Actual results are expected to differ from these preliminary estimates once Consolidated has completed the valuation studies necessary to finalize the required purchase price allocations. There can be no assurances that such finalization of the valuation studies will not result in material changes.  Consolidated performed a preliminary assessment of accounting policies and financial statement presentation which has identified certain adjustments necessary to conform information in SureWest’s historical financial statements to Consolidated’s combined accounting policies and presentation. The review of the accounting policies and presentation is not yet complete and additional policy differences may be identified when completed.

These pro forma financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of Consolidated and SureWest.

The pro forma financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of the combined company that would have been reported had the Merger been completed as of the dates presented and should not be taken as representative of the future consolidated results of operations or financial condition of the combined company.

The pro forma financial statements do not include the realization of future cost savings or synergies or restructuring charges that are expected to result from Consolidated’s acquisition of SureWest.

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2012

(amounts in thousands, except per share amounts)

	Consolidated Communications	SureWest Communications	Pro Forma Adjustments	Note 4	Pro Forma Condensed Combined Consolidated Communications and SureWest Communications

Operating revenues	$186,369	$127,556	$346	(a)	$314,271
Operating expenses:
Operating expenses (exclusive of depreciation and amortization)	111,914	94,476	346	(a)	206,736
Transaction costs	5,384	12,695	(18,079)	(b)	—
Depreciation and amortization	44,006	32,052	5,772	(c)	81,830
Total operating expenses	161,304	139,223	(11,961)		288,566
Operating income (loss)	25,065	(11,667)	12,307		25,705
Other income (expense):
Interest expense	(31,493)	(4,905)	(4,239)	(d)	(40,637)
Investment income	13,228	67	—		13,295
Other, net	199	(114)	—		85
Income (loss) before income taxes	6,999	(16,619)	8,068		(1,552)
Income tax expense (benefit)	2,209	(4,197)	1,003	(e)	(985)
Net income (loss)	4,790	(12,422)	7,065		(567)
Less: net income attributable to noncontrolling interest	245	—	—		245
Net income (loss) attributable to common stockholders	$4,545	$(12,422)	$7,065		$(812)

Net income (loss) per common share - basic and diluted	$0.15	$(0.88)	n/a		$(0.02)

Shares of common stock used to calculate earnings per share:
Basic	29,689	14,064	(4,098)	(f)	39,655
Diluted	29,689	14,064	(4,098)	(f)	39,655

See accompanying notes to the unaudited pro forma condensed combined financial statements.

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2011

(amounts in thousands, except per share amounts)

	Consolidated Communications	SureWest Communications	Pro Forma Adjustments	Note 4	Pro Forma Condensed Combined Consolidated Communications and SureWest Communications

Operating revenues	$374,263	$248,053	$1,274	(a)	$623,590
Operating expenses:
Operating expenses (exclusive of depreciation and amortization)	222,963	169,363	1,274	(a)	393,600
Depreciation and amortization	88,745	63,965	11,682	(c)	164,392
Total operating expenses	311,708	233,328	12,956		557,992
Operating income	62,555	14,725	(11,682)		65,598
Other income (expense):
Interest expense	(49,394)	(11,586)	(23,478)	(d)	(84,458)
Investment income	27,843	39	—		27,882
Other, net	823	(41)	—		782
Income before income taxes	41,827	3,137	(35,160)		9,804
Income tax expense	14,845	1,335	(12,658)	(e)	3,522
Net income	26,982	1,802	(22,502)		6,282
Less: net income attributable to noncontrolling interest	572	—	—		572
Net income attributable to common stockholders	$26,410	$1,802	$(22,502)		$5,710

Net income per common share - basic and diluted	$0.88	$0.13	n/a		$0.14

Shares of common stock used to calculate earnings per share:
Basic	29,600	13,876	(3,910)	(f)	39,566
Diluted	29,600	13,936	(3,970)	(f)	39,566

See accompanying notes to the unaudited pro forma condensed combined financial statements.

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2012

(amounts in thousands)

	Consolidated Communications	SureWest Communications	Pro Forma Adjustments	Note 5	Pro Forma Condensed Combined Consolidated Communications and SureWest Communications
ASSETS
Current assets:
Cash and cash equivalents	$400,066	$13,958	$(393,147)	(b)	$20,877
Accounts receivable, net	35,165	21,578	—		56,743
Inventories	7,233	—	5,009	(a)	12,242
Income tax receivable	11,276	—	—		11,276
Deferred income taxes	4,825	4,810	(705)	(g)	8,930
Prepaid expenses and other current assets	7,769	8,095	1,074	(c)	16,938
Total current assets	466,334	48,441	(387,769)		127,006

Property, plant and equipment, net	321,047	528,686	(5,009)	(a)	929,833
			85,109	(c)
Investments	99,423	—	—		99,423

Intangible and other assets:
Tradenames, indefinite life assets and goodwill	532,909	45,814	12,357	(c)	591,080
Customer lists, net	46,742	810	24,190	(c)	71,742
Deferred charges and other assets	12,981	7,431	(2,886)	(d)	17,526
	592,632	54,055	33,661		680,348
	$1,479,436	$631,182	$(274,008)		$1,836,610

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,128	$4,907	$—		$20,035
Other accrued liabilities	42,980	34,448	(20,634)	(e)	56,794
Advance billings and deferred revenues	20,974	8,839	—		29,813
Dividends payable	11,603	—	—		11,603
Current portion of long-term debt and capital lease obligations	9,016	7,500	(7,500)	(f)	9,016
Current portion of pension and postretirement benefit obligations	2,579	—	—		2,579
Total current liabilities	102,280	55,694	(28,134)		129,840

Long-term debt and capital lease obligations	1,169,258	218,125	(183,125)	(f)	1,204,258
Deferred income taxes	78,794	47,458	39,551	(g)	165,803
Accrued pension and other post-retirement benefits	89,587	54,725	4,540	(c)	148,852
Other liabilities and deferred revenues	6,863	6,795	(1,770)	(c)	11,888

Commitments and contingencies

Total stockholders’ equity	32,654	248,385	(99,991)	(h)	175,969
			(5,079)	(h)
	$1,479,436	$631,182	$(274,008)		$1,836,610

See accompanying notes to the unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(amounts in thousands, except per share amounts)

1.              Description of the Transaction

On July 2, 2012, Consolidated Communications Holdings, Inc. (“Consolidated”) completed its acquisition of SureWest Communications (“SureWest”).  Pursuant to an Agreement and Plan of Merger, dated as of February 5, 2012 (the “Merger Agreement”), a wholly-owned subsidiary of Consolidated merged with and into SureWest, with SureWest as the surviving entity (the “First Merger”). SureWest then subsequently, also on July 2, 2012, merged with and into a separate wholly-owned subsidiary of Consolidated (the “Second Merger” and together with the First Merger, the “Mergers”). As a result of these mergers, the separate corporate existence of SureWest ceased, and the wholly-owned subsidiary of Consolidated will continue as the surviving corporation and a wholly-owned subsidiary of Consolidated.

Pursuant to the terms of the Merger Agreement, SureWest shareholders had the right to elect to exchange each share of SureWest common stock for either $23.00 in cash (without interest) or shares of Consolidated common stock having an equivalent value based on average closing prices for the 20-day period ending two days before the closing of the acquisition, subject to a collar so that there was a maximum exchange ratio of 1.40565 shares of Consolidated common stock for each share of SureWest common stock and a minimum of 1.03896 shares of Consolidated common stock for each share of SureWest common stock.  Overall elections were subject to proration so that approximately 50% of the SureWest shares were exchanged for cash and approximately 50% for stock.

Consolidated will account for its acquisition of SureWest using the purchase method of accounting. The pro forma adjustments reflect preliminary estimates of the purchase price allocation, which are expected to change upon finalization of appraisals and other valuation studies. The final allocation will be based on the actual purchase price and the assets and liabilities that exist as of the date of the SureWest acquisition. The final adjustments could be materially different from the pro forma adjustments presented herein.

The unaudited pro forma condensed combined statements of operations include certain accounting adjustments related to the acquisition that are expected to have a continuing impact on the combined results, such as increased depreciation and amortization on the acquired tangible and intangible assets, increased interest expense on the additional debt incurred to complete the acquisition, amortization of deferred financing fees incurred in connection with the new borrowings and the tax impact of these pro forma adjustments.

The unaudited pro forma condensed combined statements of operations do not reflect certain adjustments that are expected to result from the acquisition that may be significant, such as costs that may be incurred by Consolidated for integration and restructuring efforts, as well as payments under certain Change in Control (“CIC”) Agreements with SureWest employees, because they are considered to be of a non-recurring nature.

Upon completion of the Mergers, various triggering events occurred which will result in the payment of various CIC Agreements to certain SureWest employees.  The estimated payments under these CIC agreements will range from approximately $12,000 to $14,000.  No adjustment has been included in the pro forma financial statements for these payments.

Consolidated expects to realize synergies following the acquisition that are not reflected in the pro forma adjustments. The transaction is expected to generate annual operating synergies of approximately $25,000 and annual capital expenditure synergies of $5,000 to $10,000, which are expected to be fully realized by the end of the first full year after the close on a run-rate basis.  No assurance can be given with respect to the ultimate level of such synergies or the timing of their realization.  Consolidated also expects to incur merger and integration costs, excluding closing costs, of approximately $20,000 to $25,000 over the first two fiscal years following the close.

2.              Estimated Purchase Price

The following is the preliminary purchase price paid by Consolidated in the acquisition of SureWest:

Number of shares of SureWest common stock and equity awards outstanding at the effective time of the First Merger	14,776
Number of shares convertible into Consolidated common stock	7,090
Exchange ratio (a)	1.40565
Number of shares of Consolidated common stock issued to holders of SureWest common stock (b)	9,966
Multiplied by cost per share of Consolidated common stock (c)	$14.89
Stock portion of the merger consideration		$148,394
Cash portion of the merger consideration (d)		176,778
Repayment of outstanding SureWest debt		225,625
Estimated purchase price		$550,797

(a)         The exchange ratio was subject to a collar so that there was a maximum exchange ratio of 1.40565 shares of Consolidated common stock for each share of SureWest common stock and a minimum of 1.03896 shares of Consolidated common stock for each share of SureWest common stock.

(b)         Represents the product of the number of shares of SureWest common stock convertible into Consolidated common stock based on the exchange ratio.

(c)          Represents the opening price of Consolidated common stock on July 2, 2012.

(d)         Represents the product of 7,686 SureWest shares and equity awards outstanding exchanged for cash at $23.00 per share.

3.              Estimated purchase price allocation

The estimated purchase price has been allocated to the estimated net tangible and intangible assets acquired and liabilities assumed on a preliminary basis as follows:

Estimated purchase price		$550,797

Current assets	53,819
Property, plant & equipment	608,786
Customer lists	25,000
Tradenames, indefinite life assets and goodwill	58,171
Other assets	4,545
Current liabilities	(48,225)
Pension & other postretirement benefit obligations	(59,265)
Deferred income taxes	(87,009)
Other liabilities	(5,025)
Net assets acquired		$550,797

For purposes of preparing the pro forma financial statements, the estimated purchase price stated above has been allocated based on the preliminary estimates of the fair value of the assets acquired and liabilities assumed. The final purchase price allocation will be based on the estimated fair values at the completion of the Mergers and could vary significantly from the pro forma amounts due to various factors. Accordingly, the preliminary estimated fair values of the assets and liabilities recorded are subject to change pending additional information that may be developed by Consolidated and SureWest. Allocation of an increased portion of the purchase price to property, plant and equipment or any identifiable intangible asset with a finite life could reduce the amount of goodwill in the pro forma financial statements and may result in increased depreciation and/or amortization expense, which could be material.

4.              Pro Forma Adjustments — Statements of Operations

Following are pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2012 and the year ended December 31, 2011 and gives effect to the Mergers as if it had occurred on January 1, 2011:

(a)                Accounting Policies and Presentation

A preliminary review of the accounting policies and presentation of the financial statements of SureWest has been performed to conform to those of Consolidated. Based on this review, certain amounts included in SureWest’s historical financial statements have been reclassified to conform to Consolidated’s accounting policies and presentation. The pro forma adjustment reflects the reclassification of SureWest bad debt expense from operating revenues to operating expenses.

The final results of the complete review of accounting policies and presentation may result in additional differences.  There can be no assurances that such finalization will not result in material differences.

(b)                Transaction Costs

The pro forma adjustment reflects the removal of transaction costs that were incurred by Consolidated and SureWest directly related to the acquisition during the six months ended June 30, 2012.  These costs have been excluded from the unaudited pro forma condensed combined statements of operations since they are considered to be of a non-recurring nature.

(c)                 Depreciation and Amortization

The pro forma adjustments to depreciation and amortization reflect the removal of the historical basis of depreciation and amortization for the SureWest assets and the increase in depreciation and amortization expense for property and equipment and finite-lived intangible assets acquired in the SureWest acquisition, based on the write-up of these assets to their fair values in accordance with Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations. The following table summarizes the pro forma adjustments to depreciation and amortization:

	Six Months
	Ended	Year Ended
	June 30, 2012	December 31, 2011
Removing historical depreciation and amortization	$(32,052)	$(63,965)
Recording new depreciation and amortization	37,824	75,647
	$5,772	$11,682

(d)                Interest Expense

The pro forma adjustments to interest expense, as summarized in the following table, reflect the removal of SureWest’s historical interest expense and the additional interest expense resulting from the new borrowings to finance the acquisition. The pro forma adjustments are based on the amounts borrowed and the interest rates in effect at the closing of the Mergers.

			Six Months
	Principal		Ended	Year Ended
	Outstanding	Interest Rate	June 30, 2012	December 31, 2011
Removal of historical interest expense:
SureWest interest expense			$(4,905)	$(11,586)
Consolidated interest expense for bridge notes			(1,458)	—
Consolidated amortization of debt issuance costs for bridge notes			(4,160)	—
Consolidated interest and debt issuance amortization associated with Senior Notes			(2,770)	—

Recording of new interest expense:
Senior Notes	$300,000	10.875%	16,313	32,625
Revolving credit facility	$35,000	3.480%	609	1,218
Amortization of discount			122	245
Amortization of debt issuance costs:
Senior Notes			488	976
Net adjustment to interest expense			$4,239	$23,478

During the quarter ended March 31, 2012, Consolidated entered into a $350,000 senior unsecured bridge facility in order to finance the acquisition. Rather than borrow under the bridge facility, Consolidated completed an offering on May 30, 2012 of $300,000 aggregate principal amount of 10.875% Senior Notes due in 2020.  Consolidated also used $35,000 in borrowings from its $50,000 secured revolving credit facility to fund the acquisition.  The pro forma adjustments are based on the issuance of the new borrowings as if such issuance had occurred on January 1, 2011.

For all periods presented, pro forma interest expense includes the amortization of expected financing costs related to the private placement offering of $7,804 based on a term of eight years. Pro forma interest expense does not include amortization of financing costs of $4,160 incurred during the six months ended June 30, 2012 related to the bridge facility commitment entered into in connection with the Mergers.  An increase or decrease of 0.125% in the interest rate on the revolving credit facility would change annual pro forma interest expense by $44.

(e)                 Income Tax Expense

The blended effective tax rate applied to the deductible pro forma adjustments related to the Mergers and related financing is 36% for the periods presented.  The pro forma adjustments for transaction costs incurred in connection with the Mergers have been treated consistent with the historical deductibility for income tax purposes.

(f)                 Earnings Per Share

The pro forma adjustment reflects the change in outstanding shares to calculate basic and dilutive earnings per share based on the Mergers:

	Six Months
	Ended	Year Ended
	June 30, 2012	December 31, 2011
Shares Used in Basic Earnings Per Share

Cancellation of SureWest shares	(14,064)	(13,876)
Issuance of Consolidated shares	9,966	9,966
	(4,098)	(3,910)

Shares Used in Diluted Earnings Per Share

Cancellation of SureWest shares	(14,064)	(13,936)
Issuance of Consolidated shares	9,966	9,966
	(4,098)	(3,970)

5.              Pro Forma Adjustments — Balance Sheet

The following are the pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2012 and gives effect to the Mergers as if they had occurred on that date:

(a)            Accounting Policies and Presentation

In connection with the Merger Agreement, a preliminary review of the accounting policies and presentation of the financial statements of SureWest has been performed to conform to those of Consolidated. Based on this review, certain amounts included in SureWest’s historical financial statements have been reclassified to conform to Consolidated’s accounting policies and presentation. The pro forma adjustment reflects the reclassification of SureWest construction inventory of $5,009 from property, plant and equipment to current assets.

The final results of the complete review of accounting policies and presentation may result in additional differences.  There can be no assurances that such finalization will not result in material differences.

(b)            Cash

Pro forma adjustments to cash are the result of cash used to fund the acquisition of SureWest, the retirement of SureWest’s long-term debt and estimated transaction costs to be paid after June 30, 2012. Following is a preliminary estimate of net cash used for the Mergers:

Cash consideration for acquisition	$(176,778)
Estimated transaction costs — Consolidated	(6,300)
Estimated transaction costs — SureWest	(7,900)
Deferred financing costs	(11,544)
Draw on revolving credit facility	35,000
Retirement of SureWest’s long-term debt	(225,625)
Net cash used	$(393,147)

As of June 30, 2012, Consolidated and SureWest have paid approximately $4,200 and $4,800, respectively, for transaction costs, which are included in the historical cash balances as of June 30, 2012.

(c)             Fair Value Estimates

The pro forma adjustments reflect the preliminary purchase accounting fair value estimates for the net assets to be acquired.  This is an estimate based on preliminary purchase price allocation which is subject to final allocation upon completion of the valuation process.

Increase to assets held for sale	$1,074
Increase to property, plant and equipment, net	85,109
Increase to customer lists	24,190
Increase in accrued pension and other post-retirement benefits	4,540
Decrease in other liabilities and deferred revenues	(1,770)

Tradenames, indefinite life assets and goodwill:
Increase to tradenames, indefinite life assets and goodwill	$58,171
Remove historical SureWest goodwill	(45,814)
$12,357

(d)            Deferred Financing Costs and Other Assets

The pro forma adjustments to deferred financing costs and other assets are as follows:

Removal of SureWest deferred financing costs	$(2,786)
Decrease in fair value of other assets	(100)
$(2,886)

(e)             Other Accrued Liabilities

The pro forma adjustment reflects the removal of accrued transaction and financing costs included in Consolidated and SureWest’s historical financial statements at June 30, 2012.

(f)              Debt

The pro forma adjustments reflect the payment and incurrence of debt as follows:

Non-current portion:
Repayment of existing SureWest credit facility	$(218,125)
Draw on revolving credit facility	35,000
Adjustment to non-current portion of long-term debt	$(183,125)

Current portion:
Repayment of existing SureWest credit facility	$(7,500)

(g)            Income Taxes

The pro forma adjustments reflect the income tax impact assuming a marginal combined state and federal tax rate of approximately 36% of the pro forma adjustments resulting from the Mergers. The pro forma adjustments to current deferred tax assets and long-term deferred tax liabilities reflect the change in fair value of the net assets to be acquired.

(h)            Stockholders’ Equity

The pro forma stockholders’ equity reflects the following adjustments:

Equity issued to SureWest shareholders	$148,394
Elimination of historical SureWest shareholders’ equity	(248,385)
$(99,991)

In addition, retained earnings were reduced by $5,079 for estimated transaction costs.  The estimated transaction costs expected to be incurred in connection with the Mergers have not been assessed for deductibility for income tax purposes and accordingly are assumed to be nondeductible for pro forma purposes.